--------------------------------------------------------------------------------

                            CHOICEPARTS, LLC

                           MEMBERS' AGREEMENT

                              by and among

                            CHOICEPARTS, LLC,

                               ADP, INC.,

                     CCC INFORMATION SERVICES, INC.

                                   and

                    THE REYNOLDS AND REYNOLDS COMPANY


--------------------------------------------------------------------------------

                         Dated as of May 4, 2000


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS..........................................................2
            Section 1.1 Defined Terms..........................................2

ARTICLE II THE BUSINESS.......................................................10
            Section 2.1 The Business..........................................10

ARTICLE III OPERATING AGREEMENT; OTHER COMPANY MATTERS........................10
            Section 3.1 Certificate and Operating Agreement...................10
            Section 3.2 Parties...............................................10
            Section 3.3 Inconsistencies Between This Agreement and
                              the Operating Agreement.........................11
            Section 3.4 Certain Restrictions..................................11
            Section 3.5 Rights of the Initial Members in an Initial Public
                              Offering........................................12
            Section 3.6 Reorganization of Company to Corporate Form...........13

ARTICLE IV OPERATIONS AND BUSINESS OF THE COMPANY.............................13
            Section 4.1 Business Plans........................................13
            Section 4.2 Company-Level Debt....................................14
            Section 4.4 Confidential Information..............................14
            Section 4.5 Public Statements.....................................15

ARTICLE V COMPANY CAPITALIZATION AND FINANCIAL PROVISIONS.....................16
            Section 5.1 Funding of the Company................................16
            Section 5.2 Loans to the Company..................................17
            Section 5.3 Distributions.........................................17
            Section 5.4 Management Equity.....................................17
            Section 5.5 Future Investors......................................18

ARTICLE VI MANAGEMENT OF THE COMPANY; THE BOARD...............................18
            Section 6.1 Generally.............................................18
            Section 6.2 Board.................................................18


                                       i

ARTICLE VII REPORTS AND FINANCIAL STATEMENTS..................................25
            Section 7.1 Reports and Financial Statements; Access..............25

ARTICLE VIII TRANSFERS OF MEMBERSHIP INTERESTS................................27
            Section 8.1 Transfers of Membership Interests.....................27
            Section 8.2 Preemptive Rights.....................................34
            Section 8.3 Other Transfer Matters................................35

ARTICLE IX TERM AND TERMINATION...............................................35
            Section 9.1 No Termination of Company.............................35
            Section 9.2 Term and Termination of Agreement.....................36

ARTICLE X MISCELLANEOUS PROVISIONS............................................36
            Section 10.1 Notices .............................................36
            Section 10.2 Disclaimer of Agency ................................38
            Section 10.3 Amendment ...........................................38
            Section 10.4 Waiver of Consequential Damages .....................38
            Section 10.5 Names and Marks .....................................39
            Section 10.6 Governing Law .......................................39
            Section 10.7 Counterparts ........................................39
            Section 10.8 Binding Effect ......................................39
            Section 10.9 Severability ........................................40
            Section 10.10Captions ............................................40
            Section 10.11 Entire Agreement ...................................40
            Section 10.12 No Rights in Third Parties .........................40
            Section 10.13 No Title to Company Property .......................40
            Section 10.14 Further Assurances .................................41
            Section 10.15 No Waiver ..........................................41
            Section 10.16 Consent to Jurisdiction ............................41
            Section 10.17 Waiver of Trial By Jury ............................42
            Section 10.18 Specific Performance ...............................42

      MEMBERS' AGREEMENT (as amended from time to time, this "Agreement"), dated as of May 4, 2000, by and among CHOICEPARTS, LLC, a Delaware limited liability company (the "Company"), ADP, INC., a Delaware corporation ("ADP"), CCC INFORMATION SERVICES, INC., a Delaware corporation ("CCC"), and THE REYNOLDS AND REYNOLDS COMPANY, an Ohio corporation ("Reynolds" and, together with ADP and CCC, each an "Initial Member" and, collectively, the "Initial Members").

                              W I T N E S S E T H:

      WHEREAS, the Initial Members have formed the Company, subject to the provisions of the Delaware Limited Liability Company Act by filing a Certificate of Formation (the "Certificate") with the Secretary of State of the State of Delaware on April 17, 2000;

      WHEREAS, the Company and ADP have entered into that certain Subscription Agreement (the "ADP Subscription Agreement"), dated as of May 4, 2000, pursuant to which, among other things, ADP has agreed to contribute to the Company certain moneys and certain assets pursuant to a separate contribution agreement, and ADP has agreed to subscribe for interests in the Company;

      WHEREAS, the Company and CCC have entered into that certain Subscription Agreement (the "CCC Subscription Agreement"), dated as of May 4, 2000, pursuant to which CCC has agreed to contribute to the Company certain moneys and CCC has agreed to subscribe for interests in the Company;

      WHEREAS, the Company and Reynolds have entered into that certain Subscription Agreement (the "Reynolds Subscription Agreement" and, together with the ADP Subscription Agreement and the CCC Subscription Agreement, the "Subscription Agreements"), dated as of May 4, 2000, pursuant to which, among other things, Reynolds has agreed to contribute to the Company certain moneys and certain assets pursuant to a separate contribution agreement, and Reynolds has agreed to subscribe for interests in the Company;

      WHEREAS, following the consummation of the transactions contemplated by the Subscription Agreements, ADP, CCC and Reynolds will be the sole Members of the Company, with ADP, CCC and Reynolds owning 39.0%, 27.5% and 33.5%, respectively, of the outstanding membership interests in the Company;

      WHEREAS, concurrently with the execution and delivery of this Agreement, the Initial Members are entering into the Limited Liability Company Operating Agreement (the "Operating Agreement") which governs certain aspects of the management and operations of the Company and the conduct of the Company's business; and

      WHEREAS, it is a condition to the consummation of the transactions contemplated by the Subscription Agreements, that the Company and the Initial Members enter into the Operating Agreement and that the Initial Members enter into this Agreement to govern certain additional aspects of the management and operation of the Company and the conduct of the Company's business.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, desiring to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1 Defined Terms. Unless otherwise required by the context in which any capitalized term appears, or unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below.

      "Accepting Party" has the meaning set forth in Section 8.1(d)(ii) hereof.

      "ADP" has the meaning set forth in the preamble hereof.

      "ADP Subscription Agreement" has the meaning set forth in the recitals hereof.

      "ADP Directors" has the meaning set forth in Section 6.2(a).

      "ADP Membership Interest" means the membership interest in the Company owned by ADP.

      "Affected Member" has the meaning set forth in Section 6.2(d)(i) hereof.

     "Affiliate" means: (i) with respect to ADP, ADP and any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with ADP; (ii) with respect to CCC, CCC and any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with CCC; (iii) with respect to Reynolds, Reynolds and any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Reynolds and (iv) with respect to any other Member, any other Person that directly, or indirectly through one or more intermediaries, controls, is, controlled by or is under common control with such Member.

      "Agreement" has the meaning set forth in the preamble hereof.

      "Applicable Division" means, with respect to (i) Reynolds, the operations currently conducted by Reynolds' Automotive Group and (ii) ADP, the operations currently conducted by either ADP's Dealer Services Group or Claims Solutions Group, as applicable.

      "Benchmark Date" means the date on which at least five hundred (500) automobile dealers and five hundred (500) RFs have each generated fifteen (15) transactions (including locating, ordering and confirming orders via the Company's network and applications, and with respect to which either the buyer or the seller has paid to the Company a transaction or subscription fee) for each of two (2) consecutive months.

      "Board" means the Board of Directors of the Company.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law or regulation to close.

      "Business" has the meaning set forth in Section 2.1 hereof.

      "Business Plan" has the meaning set forth in Section 4.1(a) hereof.

      "CCC" has the meaning set forth in the preamble to this Agreement.

      "CCC Directors" has the meaning set forth in Section 6.2(a).

      "CCC Membership Interest" means the membership interests in the Company owned by CCC.

      "CCC Subscription Agreement" has the meaning set forth in the recitals hereof.

      "Certificate" has the meaning set forth in the recitals hereof.

      "Change of Control" means: (a) the transfer of greater than fifty percent (50%) of the voting interests of a Member (or an Applicable Division of a Member), other than transfers to Affiliates of such Member or the ultimate parent entity of such Member, to a single entity or group (as such term is defined in Rule 13d of the Rules and Regulations promulgated under the Securities and Exchange Act of 1934, as amended); (b) a sale of all or substantially all of the assets of CCC or, with respect to ADP and Reynolds, an Applicable Division of a Member, other than Dispositions to Affiliates of such Member, or (c) a merger or similar transaction pursuant to which the then shareholders of a Member, would own less than fifty percent (50%) of the voting interest of the entity surviving such merger or similar transaction, except, with respect to a merger or similar transaction involving a Member or an Applicable Division of a Member, if, upon consummation of such transaction, the ultimate parent entity of such Member or Applicable Division is the same as prior to the transaction.

      "Company" has the meaning set forth in the recitals hereof.

      "Company IPO" has the meaning set forth in Section 3.5.

      "Confidential Information" has the meaning set forth in Section 4.4 hereof.

      "Controlling Interest" has the meaning set forth in Section 8.1(e)(i) hereof.

      "Controlling Members" has the meaning set forth in Section 8.1(e)(i) hereof.

      "Director" has the meaning set forth in Section 6.2(a) hereof.

      "Disposition" means a sale, assignment or conveyance of part or all of the Membership Interests owned by such Member.

      "Drag-Along Offer" has the meaning set forth in Section 8.1(e)(i) hereof.

      "Effective Date" means April 17, 2000, the date of execution and delivery of this Agreement.

      "Fair Market Value" means the value of the Membership Interests determined in accordance with the Valuation Procedure.

      "GAAP" means U.S. generally accepted accounting principles.

      "Governmental Person" means any national, state, commonwealth, provincial or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

      "Group" means, with respect to a particular Person, such Person and its Affiliates.

      "Initial Members" has the meaning set forth in the preamble hereof.

      "Initial Members' Directors" means, collectively, the ADP Directors, the CCC Directors and the Reynolds Directors.

      "Investor" has the meaning set forth in Section 5.5(a).

      "LLC Act" means the Delaware Limited Liability Company Act.

      "Marketplace" means any system that offers as its primary product or service the location and ordering of OEM Parts, NonOEM Parts, and/or Salvaged Parts between automobile retailers, RFs, salvage yards and/or after markets suppliers.

      "Maximum Amount" has the meaning set forth in Section 5.1.(b).

      "Member" means the Initial Members and any Person that is admitted as a member in the Company in accordance with the Operating Agreement and this Agreement.

      "Member Group" means, as to each Member, such Member and its Affiliates.

      "Membership Interests" means (i) as to ADP, the ADP Membership Interest,
(ii) as to CCC, the CCC Membership Interest, (iii) as to Reynolds, the Reynolds Membership Interest or (iv) as to any other Member, the membership interests in the Company owned from time to time by such Member.

      "Newco" has the meaning set forth in Section 3.6 hereof.

      "New Interests" has the meaning set forth in Section 8.2 hereof.

      "New Rights" has the meaning set forth in Section 8.2 hereof.

      "Non-Controlling Members" has the meaning set forth in Section 8.1(e)(i) hereof.

      "Non-OEM Parts" means new automobile parts manufactured without access to original equipment manufacturer's specifications.

      "Notice of Acceptance" has the meaning set forth in Section 8.1(d)(ii) hereof.

      "OEM Parts" means new automobile parts manufactured with access to original equipment manufacturer's specifications.

      "Offer" has the meaning set forth in Section 8.1(d)(i) hereof.

      "Offered Interests" has the meaning set forth in Section 8.1(d)(i) hereof.

      "Offer Notice" has the meaning set forth in Section 8.1(d)(i) hereof.

      "Offer Price" has the meaning set forth in Section 8.1(d)(i) hereof.

      "Operating Agreement" has the meaning set forth in the recitals to this Agreement.

      "Person" means any individual, partnership, corporation, association, business trust, limited liability company or other entity.

      "Phase I Qualified Public Equity Issuance" means an initial public issuance of equity interests in the Company (or any successor of the Company) reflecting a market capitalization of the Company (or any successor of the Company) immediately after such initial public issuance of at least $500,000,000 at the public offering price.

      "Phase II Qualified Public Equity Issuance" means an initial public issuance of equity interests in the Company (or any successor of the Company)
(a) representing not more than twenty percent (20%) of the outstanding equity interests of the Company (or such successor of the Company) and reflecting a market capitalization of the Company (or such successor of the Company) immediately after such initial public issuance of at least $250,000,000 at the public offering price or (b) reflecting a market capitalization of the Company (or such successor of the Company) immediately after such initial public issuance of at least $500,000,000 at the public offering price.

      "Prospective Seller" has the meaning set forth in Section 8.1(d)(i) hereof.

      "Qualified Private Equity Issuance" means a private issuance of equity interests in accordance with Exhibit A hereto (including warrants to purchase equity interests, but excluding the issuance of options or restricted stock pursuant to employee benefits plans) in the Company (or any successor of the Company) representing not more than ten percent (10%) of the outstanding equity interests of the Company (or such successor of the Company) and reflecting a pre-money valuation of the Company (or such successor of the Company) of at least $100,000,000.

      "Qualifying Member" means a Member holding at least ten percent (10%) of the outstanding Membership Interests.

      "Recipient" has the meaning set forth in Section 4.4 hereof.

      "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of May 4, 2000, by and among the Company, ADP, CCC and Reynolds.

      "Reorganization" has the meaning set forth in Section 3.6 hereof.

      "Representative" has the meaning set forth in Section 4.4 hereof.

      "Reynolds" has the meaning set forth in the preamble to this Agreement.

      "Reynolds Subscription Agreement" has the meaning set forth in the recitals hereof.

      "Reynolds Directors" has the meaning set forth in Section 6.2(a).

      "Reynold Membership Interest" means the membership interests in the Company owned by Reynolds.

      "RF" has the meaning set forth in Section 2.1.

      "Sale Period" has the meaning set forth in Section 8.1(d)(iv) hereof.

      "Sale Notice" has the meaning set forth in Section 8.1(e)(ii) hereof.

      "Salvaged Parts" means discrete automobile parts obtained from salvaged vehicles.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Subscription Agreements" has the meaning set forth in the recitals hereof.

      "Third Party Purchaser" has the meaning set forth in Section 8.1(d)(iv) hereof.

      "Transfer" means any sale, assignment, conveyance, encumbrance, mortgage or pledge of any Membership Interests, whether occurring voluntarily or by operation of law.

      "Transferee" has the meaning set forth in Section 8.1(b)(ii) hereof.

      "Transferor" has the meaning set forth in Section 8.1(b)(ii) hereof.

      "U.S. Tax Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

      "U.S. Treasury Regulations" means the regulations issued by the U.S. Treasury Department pursuant to the U.S. Tax Code.

      "Valuation Procedure" means the procedure whereby the Company or a Member may determine the Fair Market Value of the Membership Interests, which shall occur as follows:

            (a) The non-defaulting Members shall appoint a mutually agreed upon nationally-recognized investment bank, accounting firm or other valuation consultant;

            (b) Within twenty (20) Business Days such investment bank, accounting firm or other valuation consultant shall independently determine the market value of the Membership Interests (the "Fair Market Value"); and

            (c) The Company shall be responsible for the fees and expenses of such investment bank, accounting firm or other valuation consultant.

      "Warrant Rights" has the meaning set forth in Section 3.5.

      Section 1.2 Interpretation.

            (a) Principles of Construction.

            (i) Reference to a given Section, Subsection, Exhibit or Schedule is a reference to a Section, Subsection, Exhibit or Schedule of this Agreement, unless otherwise specified. The terms "hereof," "herein," "hereto," "hereunder" and "herewith" refer to this Agreement as a whole.

            (ii) Except where otherwise expressly provided or unless the context otherwise necessarily requires: (A) reference to a given agreement, instrument, statute or regulation is a reference to that agreement, instrument, statute or regulation as modified, amended, supplemented and restated from time to time, and, as to a statute or regulation, any successor statute or regulation, (B) accounting terms have the meanings given them by GAAP applied on a consistent basis by the accounting entity to which they refer, (C) references to "dollars" or "$" shall mean the lawful currency of the U.S., (D) reference to a Person includes its successors and permitted assigns, (E) references to any term in this Agreement when used in the singular shall have the same meanings when used in the plural and vice versa, and (F) "includes" or "including" means "including, for example and without limitation."

      (b) Undertakings Relating to the Company. Whenever any provision hereof requires (i) the Company to take or omit to take a specified action or (ii) the Board to approve any matter concerning the Company, such provision shall be interpreted to mean that the Members shall cause the Company to take or omit to take such action or cause such matter to be referred to the Board, as applicable.

                                   ARTICLE II

                                  THE BUSINESS

      Section 2.1 The Business. Except as otherwise from time to time determined by the Board or the Members in accordance with Article VI, as applicable, the Company shall engage in the business (collectively, the "Business") of creating and operating an internet and network-based marketplace for the purchase and distribution of OEM Parts, Non-OEM Parts and Salvaged Parts. This industry-wide marketplace will, at a minimum, provide (i) automated functionality for receiving purchase requests and parsing the same to participating retailers of OEM Parts, Non-OEM Parts and Salvaged Parts and (ii) intelligent and accurate locating, ordering, confirming and tracking of parts. These services will be provided among automobile collision repair facilities (both independent facilities and facilities operated by or in conjunction with automobile retailers, each an "RF") and parts suppliers (who are either automobile retailers, salvage yards or after market parts suppliers) via (x) an integrated data exchange with systems used by such parties and/or (y) browser based access. The Company shall also engage in other value-added services (including, delivery certainty and audit and credit services) and data warehousing, mining and reporting activities (including the distribution of data on arms-length terms to the Initial Members and other Persons).

                               ARTICLE III

               OPERATING AGREEMENT; OTHER COMPANY MATTERS

      Section 3.1 Certificate and Operating Agreement. The Certificate was filed with the Secretary of State of the State of Delaware on April 17, 2000. The Operating Agreement has been executed and delivered by the parties thereto concurrently with the execution and delivery of this Agreement.

      Section 3.2 Parties. No Person shall be admitted as a Member, or become the holder of any Membership Interest, through issuance, transfer of Membership Interests or otherwise unless such Person shall have signed counterparts of this Agreement and the Operating Agreement or an agreement confirming that such Person is to be bound by all of the terms and provisions hereof and thereof. Upon (i) a Transfer permitted by and in compliance with the provisions of
Section 8.1, (ii) a Qualified Private Equity Issuance, (iii) a private issuance of equity interests in the Company approved pursuant to Section 6.2(b) which is not a Qualified Private Equity Issuance and (iv) the issuance of Membership Interests to management pursuant to Section 5.4, the remaining Members shall execute a written consent in form and substance reasonably satisfactory to such Members admitting the transferee or the new holder as a Member of the Company, entitled to all the privileges and subject to all of the obligations of this Agreement and the Operating Agreement.

      Section 3.3 Inconsistencies Between This Agreement and the Operating Agreement. In the event of an inconsistency between this Agreement and the Operating Agreement, the terms of this Agreement shall prevail as between the Members, and the Members shall, as soon as practicable after discovery of such inconsistency, execute and deliver such amendments to the Operating Agreement as may be required to reconcile such inconsistency, so long as such amendment is in accordance with the LLC Act; provided, that, whether or not such inconsistency is so corrected in the Operating Agreement, the terms of this Agreement shall prevail. The parties acknowledge and agree that all references in the Operating Agreement to "a written agreement among all of the Initial Members entered into from time to time" or similar references are intended, as of the date hereof, to be references to this Agreement. The Members shall cause the Company to perform its obligations under this Agreement, and shall cause their designated Directors, if any, to act in accordance herewith and in a manner that causes the Company to perform its obligations under this Agreement.

      Section 3.4 Certain Restrictions. Until the twelve-month anniversary of the Effective Date, no Member (nor any Affiliate of a Member) shall enter into a sales, marketing and/or promotional agreement with, or make any investment in, or take any debt or equity position in, any Person (other than the Company) which owns and/or provides a Marketplace; provided, however, that nothing contained in this Section 3.4 herein shall preclude (i) ADP (or any Affiliates of ADP) from entering into arrangements with any Person for the license of, integration with, or promotion of the ADP EDEN locator and/or the Hollander Interchange, (ii) any of the Initial Members from facilitating the transfer of data from its management or estimating systems, entering into any agreement with respect to such transfer or permitting third parties to disclose such an agreement, (iii) ADP's proposed non-controlling investment in BBCN, LLC and/or preclude ADP (or any Affiliate of ADP) from consummating the transactions contemplated by the existing letter of intent between ADP and BBCN, LLC (i.e., the letter of intent which provides for the provision by ADP to BBCN of certain portal and sales agent services), or (iv) any Member or any Affiliate of any Member from entering into sales, marketing or promotional agreements with a third party which owns and/or provides a Marketplace, provided, that, with respect to clause (iv) only, (A) providing a Marketplace is not such third party's primary business and (B) such agreement does not relate to such Marketplace. Notwithstanding any other remedies available pursuant to this or any other agreement, a breach (which, provided the same is capable of cure, is not cured within thirty (30) days after written notice thereof) of the provisions of the previous sentence by any Member shall entitle the non-breaching Initial Members for a period of thirty (30) days after such breach (or the expiration of such cure period) is known to them to purchase its pro-rata (based on the non-breaching Initial Members' relative Membership Interests) portion of the breaching Member's Membership Interests for an aggregate purchase price of one dollar ($1.00).

      Section 3.5 Rights of the Initial Members in an Initial Public Offering

            (a) In connection with an initial public offering of the Company (or any entity which is the successor to the Company) (a "Company IPO") registered under the Securities Act, and subject to the approval of the lead underwriter or underwriters of the Company IPO, the Initial Members shall have the following rights ("Warrant Rights"):

            (i) ADP shall have the right to purchase in the Company IPO the lesser of (A) a number of equity securities having a value equal to $3.9 million and (B) 3.9% of the equity securities issued in the Company IPO;

            (ii) CCC shall have the right to purchase in the Company IPO the lesser of (A) a number of equity securities having a value equal to $2.75 million and (B) 2.75% of the equity securities issued in the Company IPO; and

            (iii) Reynolds shall have the right to purchase in the Company IPO the lesser of (A) a number of equity securities having a value equal to $3.35 million and (B) 3.35% of the equity securities issued in the Company IPO.

            (b) The Warrant Rights of each Initial Member (x) shall be exercised by an Initial Member (through a binding commitment to purchase equity securities in the Company IPO) prior to distribution of the preliminary prospectus for the Company IPO at which time the Warrant Rights of each Initial Member if not exercised shall expire and (y) subject to clause
      (x), may be assigned or transferred by the Initial Members in whole or in part without restriction, other than such restrictions under applicable law.

            (c) The price of the equity securities to be purchased pursuant to the Warrant Rights shall be the price at which such equity securities are to be first offered to the public as set forth on the cover page of the final prospectus for the Company IPO (less any underwriting discounts and commissions) and the closing of such purchase shall be concurrent with the closing of the Company IPO.

            (d) Each Initial Member and any permitted transferee of the Warrant Rights shall, if so requested by any underwriter's representative in connection with the Company IPO, agree to a market stand-off undertaking pursuant to which such Initial Member or transferee would agree not to sell or otherwise transfer any securities of the Company for the same time period applicable to directors and officers of the Company, but not exceeding a period of 180 days after the effective date of the applicable registration statement.

      Section 3.6 Reorganization of Company to Corporate Form. The Members acknowledge that the Company in its current form is unlikely to be the entity in which equity interests will be offered to the public in a Company IPO. If, the Board determines that it is necessary or appropriate to reorganize the Company, the parties hereto agree to take such actions as may be determined by the Board to be necessary to cause the Company to be reorganized (the "Reorganization") as a Delaware corporation ("Newco") with equity ownership interests in Newco consistent with the percentage interests set forth on Schedule 1 of the Operating Agreement. The parties covenant and agree to enter into a stockholders' agreement which embodies the terms and conditions of this Agreement and the rights and obligations of the parties hereto with all references to the Company being references to Newco, as appropriate, mutatis mutandis.

                                   ARTICLE IV

                     OPERATIONS AND BUSINESS OF THE COMPANY

      Section 4.1 Business Plans

            (a) Board Approval. Contemporaneously herewith, the Initial Members have developed and approved the Business Plan for the 12-month period following the Effective Date. Except as otherwise provided in this Section 4.1(a), on or before December 31 of each year (beginning in 2000), and at other such times as the Board shall deem appropriate, the Board shall consider and, subject to
Section 6.2(b), vote to approve or reject the one-year business plan setting forth in reasonable detail the goals and procedures for personnel, technical, financial (including capital investments), administrative and marketing activities for the Company for the coming fiscal year, which plan shall include financial statement projections for such year (such plan as in effect from time to time, the "Business Plan"). The parties acknowledge that the initial Business Plan will overlap with the Business Plan for the calendar year 2001 and the Board shall endeavor to incorporate by March 31, 2001, as appropriate, such overlap period into the Business Plan for the calendar year 2001. Approval of the Business Plan shall be governed by Article VI.

            (b) Amendments. Material amendments to the Business Plan for the Company shall be subject to the approval provisions of Article VI.

      Section 4.2 Company-Level Debt. The Members agree and acknowledge that the Company may from time to time establish credit lines, enter into letter of credit facilities, and issue Company-level debt if the issuance of such debt is in the best interests of the Company under the circumstances existing at the time of such proposed debt issuance, as determined by the Board, subject to
Section 6.2(b). The Members agree that the Company shall not, without the express written consent of all of the Members, undertake any financing which requires the provision of security or undertakings by, or recourse to, any or all of the Members.

      Section 4.3 Compliance with Laws. Each of the Members and the Company shall, and shall use its reasonable efforts to cause each of its Affiliates and its and its Affiliates' respective officers, directors, employees and agents to, comply with all laws, rules and regulations applicable to the performance of each of the Member's and the Company's respective obligations hereunder to be performed in connection with the conduct of the Business.

      Section 4.4 Confidential Information. Any proprietary or confidential information concerning the Business that is provided by or obtained from the Company or any Member or their respective Affiliates ("Confidential Information") that comes into the possession of any Member, the Company or their respective Affiliates (each, a "Recipient"):

            (a) shall, for a period of three (3) years following the date of disclosure, be held in confidence by the Recipient and, except with the prior written consent of the disclosing party, shall not be disclosed by the Recipient to any Person, other than:

            (i) to those directors, officers, employees and agents of such Recipient and its Affiliates ("Representatives") who need to know such information for purposes related to the interests of such Recipient or its Affiliates in the Company and the Business; and

            (ii) to Persons with whom the Recipient or any of its Affiliates reasonably expect to consummate a transfer of all or a portion of their direct or indirect Membership Interests in the Company in accordance with this Agreement and who enter into confidentiality undertakings with such Recipient or its Affiliates substantially consistent with this Section 4.4; and

      (b) shall not be used by the Recipient or its Affiliates for any purposes other than purposes related to the interests of such Recipient or its Affiliates in the Company and the Business.

      The foregoing restrictions on the disclosure and use of Confidential Information shall not apply to Confidential Information that: (a) is previously known to the Recipient; (b) is obtained by the Recipient on a non-confidential basis from a third party, provided that the third party, to the knowledge of the Recipient, is not or was not bound by a confidentiality obligation with respect to such Confidential Information; (c) is in or becomes part of the public domain through no fault of the Recipient or its Affiliates or representatives; (d) the Recipient is legally compelled to disclose; or (e) is necessary to disclose in order to enforce this Agreement. If it appears that the Recipient may become legally compelled to disclose any Confidential Information, the Recipient promptly shall consult with the disclosing party as to the reasons for such compelled disclosure, and shall afford the disclosing party a reasonable opportunity to obtain a protective order as to the Confidential Information, and further shall use reasonable efforts to obtain reliable assurance that the Confidential Information actually disclosed will be treated confidentially. Each of the Company and the Members acknowledges that the terms of this Agreement and the Business Plan, as revised from time to time, shall be considered Confidential Information. A Recipient shall be responsible for any breach of this Section 4.4 by it or any of its Representatives.

      Section 4.5 Public Statements. Except as required by applicable laws or stock exchange regulation, a Member shall not, and shall use its reasonable efforts to cause its Affiliates not to, release any public statement of a material nature regarding the Company or the Business without first having consulted with the Company. The Members shall cooperate in good faith with respect to the review of all such press releases and other public communications distributed by either of them relating to the Company or the Business. The Company may issue such press releases and public statements in the normal course of its business as its senior officers shall determine to be necessary or appropriate; provided, however, that if any such release or statement may reasonably be expected to be adverse to any Member Group of any Initial Member (so long as such Initial Member is a Qualifying Member), the Company shall consult and coordinate with the designated public relations officers of such Member Group at the earliest reasonably practicable time prior to publishing such release or statement.

                                    ARTICLE V

                 COMPANY CAPITALIZATION AND FINANCIAL PROVISIONS

      Section 5.1 Funding of the Company.

            (a) In General. Notwithstanding any other provision of this Agreement or applicable law, after making its initial capital contribution to the Company pursuant to the transactions contemplated by the Subscription Agreements, no Member shall have any obligation to make any additional capital contribution to the Company, except as provided in Section 5.1(b) or as such Member may otherwise expressly agree.

            (b) Additional Capital Commitments of the Initial Members. For the twelve (12) month period after the Effective Date, pursuant to the commitments made by each Initial Member under its respective Subscription Agreement as part of the consideration for the receipt of its initial Membership Interests in the Company, ADP, Reynolds and CCC shall be obligated to provide to the Company as additional capital contributions of up to an amount equal to SEVEN MILLION EIGHT HUNDRED THOUSAND dollars ($7,800,000), SIX MILLION SEVEN HUNDRED THOUSAND dollars ($6,700,000) and FIVE MILLION FIVE HUNDRED THOUSAND dollars ($5,500,000), respectively. The aggregate amount of such capital contributions shall not exceed TWENTY MILLION dollars ($20,000,000) (the "Maximum Amount"). The capital contributions contemplated by this Section 5.1(b) shall either be
(i) contributed as equity in fulfillment of such Initial Member's commitments under its respective Subscription Agreement to make additional capital contributions as part of the consideration for such Initial Member's initial Membership Interests or (ii) treated as debt, in each case, as determined by the Board. Such capital contributions shall not alter the Membership Interests of the Members set forth on Schedule A to the Operating Agreement. The Board shall, based on a majority vote, consistent with the Maximum Amount, determine the amounts and timing of each additional capital contribution (which, if required, shall be made in no more than four separate contributions). The Board shall give the Initial Members at least ten (10) days written notice of any required capital contribution. If any Initial Member shall fail to make an additional capital contribution requested by the Board in accordance with the terms hereof when such Initial Member is required to do so, the Board designees of such non-funding Initial Member shall immediately lose their right to vote on Board matters and such Member=s vote shall not be required for matters requiring unanimous approval until such time as such non-funding Initial Member makes its required capital contribution. If such failure to fund shall continue for a period of forty-five (45) days past the date of required funding, the non-defaulting Initial Members shall have the right to purchase all or part (on a pro-rata basis based on the non-defaulting Initial Members' relative Membership Interests) of the defaulting Initial Member's Membership Interests at a purchase price equal to the lower of (i) the Fair Market Value of such Membership Interest and (ii) the amount paid by such defaulting Initial Member for such Membership Interest .

      Section 5.2 Loans to the Company. Except as may be required pursuant to
Section 5.1(b), no Member, and no Affiliate of any Member, shall be required to lend any money to or for the benefit of the Company. No Member shall be allowed to lend any money or extend any credit to or for the benefit of the Company except where such loan or credit extension has been expressly authorized by the Board. Any such loan or credit extension authorized by the Board shall be on such terms and conditions as the Board determines to be fair to and in the best interests of the Company and its Members.

      Section 5.3 Distributions. Distributions to the Members shall be made by the Company as determined from time to time by the Board, subject to Section 6.2(b), provided, that all such distributions shall be made in accordance with the terms and conditions of the Operating Agreement.

      Section 5.4 Management Equity. The Company shall reserve up to fifteen percent (15%) percent of its available equity on a fully diluted basis on the date hereof after giving effect to the issuance of the Membership Interests contemplated by the Subscription Agreements for issuance to Officers and other key employees from time to time under such arrangements, contracts or plans as may be approved by the Board. Such percentage shall not be diluted by additional capital contributions of the Initial Members pursuant to Section 5.1(b). Issuance of equity securities or options to employees in excess of the fifteen percent (15%) threshold will be subject to the Initial Members' pre-emptive rights pursuant to Section 8.2. The parties hereby agree to include in the terms and conditions of any options issued to officers and employees provisions consistent with the last sentence of Section 8.1(e)(i).

      Section 5.5 Future Investors

            (a) Potential Investors. The Members intend to seek strategic and financial investors (an "Investor") to benefit the growth, development and visibility of the Company. A set of guidelines describing characteristics of potential Investors that shall be used by the Board in identifying such Investors is attached as Exhibit A hereto.

            (b) Rights of Future Investors. In the event an Investor negotiates "tag-along" rights in connection with such Investor's investment in the Company, the Members agree to grant to such Investor, in connection with a transfer pursuant to Section 8.1(d), the right to sell a pro rata portion of its Membership Interests in the Company (which participation shall ratably reduce the Membership Interests to be sold by the Prospective Seller) to any Person to which the Prospective Seller sells its Offered Interests in accordance with
Section 8.1(d). The Members hereby agree to amend this Agreement to reflect such "tag-along" rights and enter into such customary arrangements, including, without limitation, providing registration rights agreed upon by the Initial Members in accordance with Section 6.2 hereof, as are necessary to consummate such an investment and grant such rights.

                                   ARTICLE VI

                      MANAGEMENT OF THE COMPANY; THE BOARD

      Section 6.1 Generally. The overall management of the Company shall be vested exclusively in the Board. Except as authorized by the Board or as set forth in this Agreement, (a) no Member shall have any right or authority to take any action on behalf of the Company or to bind or commit the Company with respect to third parties or otherwise, and (b) each Member hereby (i) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of
Section 18407 of the LLC Act and (ii) revokes its right to bind the Company as contemplated by the provisions of Section 18402 of the LLC Act.

      Section 6.2 Board

            (a) Election and Removal of Directors. The Board shall initially be comprised of six (6) individuals as directors (each a "Director"), two (2) of whom (the "ADP Directors") shall be elected by ADP, two (2) of whom (the "CCC Directors") shall be elected by CCC and two (2) of whom (the "Reynolds Directors") shall be elected by Reynolds. The Members agree that upon (i) hiring a Chief Executive Officer of the Company, such Chief Executive Officer shall be appointed to the Board and (ii) an investment in the Company by Investors, each such Investor shall have the right to appoint one director. The initial Directors are as follows:

                  ADP Directors: James B. Benson
                                 S. Michael Martone

                  CCC Directors: Githesh Ramamurthy
                                 Andrew Janower

                  Reynolds Directors: Lloyd G. Waterhouse
                                      Gregory M. Collins

      Each Director shall hold office until death, disability, resignation or removal at any time without notice at the pleasure of the Member that elected such Director. If a vacancy occurs on the Board, the Member that elected such Director shall give notice of such vacancy to the other Members, and as soon as practicable after the occurrence of such vacancy shall elect a successor so that the Board remains fully constituted at all times.

            (b) Meetings and Approval Requirements. The Board's meeting procedures and approval requirements shall be as follows:

                  (i) Meetings, Notices and Quorum. The agreement of the Members with respect to (A) the place and times of regular and specials meetings of the Board, (B) notice requirements, (C) quorum requirements and (D) similar procedures is as set forth in the Operating Agreement.

                  (ii) Majority Approval Requirements. The Board may act either through the presence of Directors voting at a meeting or by written consent without a meeting in accordance with the provisions of the Operating Agreement. Except as otherwise provided in this Section 6.2(b), in the case of actions taken at a meeting, the affirmative vote of at least a majority of the Directors present in person or by electronic means, as the case may be, and voting at a duly held meeting of the Board where a quorum is present shall be necessary for any action of the Board.

                  (iii) Approval Requirements Prior to the Benchmark Date. Prior to the Benchmark Date, the unanimous affirmative vote of all of the Initial Members' Directors shall be necessary for the following actions:

                  (A) any amendment to the organizational documents of the Company adverse to a Member (which shall only include amendments which diminish a Member's rights with respect to its equity interests or its voting rights or Board representation rights); provided, that any amendment to such organizational documents required by an action described in this Section 6.2(b)(iii) shall be made upon the affirmative vote required for such action;

                  (B) sale of all or substantially all the assets of the Company (which for purposes of this Section 6.2(b)(iii) and Section 6.2(b)(iv) shall include the Company and/or its subsidiaries taken as a whole);

                  (C) merger involving the transfer of greater than twenty percent (20%) of the Membership Interests in the Company;

                  (D) sale of assets of the Company involving assets responsible for greater than thirty-five percent (35%) of the revenue of the Company, but less than substantially all the assets of the Company;

                  (E) prior to the earlier of (x) the Benchmark Date and (y) twelve (12) months after the Effective Date, a private issuance of equity interests in the Company which is not a Qualified Private Equity Issuance, including the issuance of warrants to purchase equity interests other than an issuance of options or restricted stock pursuant to employee benefits plans;

                  (F) other than to refinance existing indebtedness of the Company, the incurrence of indebtedness by the Company in an aggregate amount in excess of $10,000,000 per annum (other than as reflected in an approved Business Plan);

                  (G) acquisition by the Company, in one or more transactions, of one or more businesses or assets of third parties involving, individually or in the aggregate, consideration in excess of $20,000,000 per annum;

                  (H) capital expenditures by the Company in excess of an aggregate amount equal to $5,000,000 per annum (other than those reflected in an approved Business Plan);

                  (I) investments by the Company in, or loans by the Company to, third parties in an aggregate amount in excess of $5,000,000 per annum (other than those reflected in an approved Business Plan);

                  (J) the dissolution, winding up or bankruptcy of the Company;

                  (K) appointment or removal of the Company's Chief Executive Officer;

                  (L) distributions to Members;

                  (M) entering material new lines of business or exiting material existing business lines or materially changing the purpose of the business of the Company;

                  (N) new transactions between the Company and any Member or any Affiliate of any Member;

                  (O) adoption of a Business Plan or material amendment of an approved Business Plan; and

                  (P) adoption of, and material amendments to, material employee benefit plans (including stock option plans and incentive compensation plans of the Company).

                (iv) Approval Requirements On and After the Benchmark Date. On and after the Benchmark Date, the unanimous affirmative vote of all of the Initial Members' Directors shall be necessary for the following actions:

                  (A) any amendment to the organizational documents of the Company adverse to a Member (which shall only include amendments which diminish a Member's rights with respect to its equity interest or its voting rights or Board representation rights); provided, that any amendment to such organizational documents required by an action described in this Section 6.2(b)(iv) shall be made upon the affirmative vote required for such action;

                  (B) sale of all or substantially all of the assets of the Company; provided, that such unanimous affirmative vote shall not be required following the fifth year anniversary of the Effective Date;

                  (C) a merger involving the transfer of greater than forty-nine percent (49%) of the Company; provided, that such unanimous affirmative vote shall not be required following the fifth year anniversary of the Effective Date;

                  (D) the dissolution, winding up or bankruptcy of the Company.

                  (E) The adoption of a Business Plan or the material amendment of an approved Business Plan that reflects projected losses for that calendar year of more than $20,000,000 on a pre-tax basis.

              (v) Approval Requirements for Phase I Qualified Public Equity Issuances and for Phase II Qualified Public Equity Issuances. The unanimous affirmative vote of all of the Initial Members' Directors shall be necessary for the following actions:

                  (A) public issuance of equity interests in the Company which is not a Phase I Qualified Public Equity Issuance; provided, that following the earlier of (x) the Benchmark Date and (y) twelve (12) months after the Effective Date such unanimous affirmative vote requirement shall be superceded by clause (B) below; and

                  (B) following the termination of the unanimous affirmative vote requirements in connection with a Phase I Qualified Public Equity Issuance as set forth in clause (A) above, the public issuance of equity interests in the Company which is not a Phase II Qualified Public Equity Issuance; provided, that such unanimous affirmative vote shall not be required following the fifth year anniversary of the Effective Date.

              (vi) Approval Requirements for Related-Party Transactions On or After the Benchmark Date. On or after the Benchmark Date, the affirmative vote of at least a majority of the disinterested Directors (as determined pursuant to Delaware law, as if the Company were a corporation) shall be necessary for the approval of new transactions between the Company and any Member, any Affiliate of a Member or any interested Director (as determined pursuant to Delaware law, as if the Company were a corporation).

              (vii) Approval Requirements for Other Significant Actions. The affirmative vote of a majority of the Initial Members' Directors shall be required for the following actions:

                  (A) a Phase I Qualified Public Equity Issuance occurring prior to the earlier of (x) the Benchmark Date or (y) twelve (12) months after the Effective Date;

                  (B) a Phase II Qualified Public Equity Issuance occurring after the earlier of the Benchmark Date or twelve (12) months after the Effective Date;


                  (C) except as set forth in Section 6.2(b)(iv), 6.2(b)(v) or 6.2(b)(vi), any of the actions described in Section 6.2(b)(iii) occurring after the Benchmark Date (other than Section
          6.2(b)(iii)(E));

                  (D) a private issuance of equity interests in the Company which is not a Qualified Private Equity Issuance, including the issuance of warrants to purchase equity interests, other than the issuance of options or restricted stock pursuant to employee benefit plans, occurring after the earlier of the Benchmark Date or twelve
          (12) months after the Effective Date;

                  (E) a merger involving the transfer of less than twenty percent (20%) of the Membership Interests in the Company,

                  (F) a Qualified Private Equity Issuance;

                  (G) the appointment and removal of the Company's Chief Financial Officer;

                  (H) the appointment and removal of the auditors of the Company;

                  (I) the conversion of the Company to a corporation; and

                  (J) the appointment and removal of legal counsel to the Company.

      (b) Compliance with Agreement. The Members shall ensure that the directors appointed by each of them respectively shall discharge their duties as directors and vote to approve or disapprove matters relating to the activities of the Company in a manner not inconsistent with the provisions of this Agreement.

            (c) Change of Control.

                  (i) Control Notice. Upon the occurrence of a Change of Control of a Member (or its ultimate parent entity or Applicable Division) (the "Affected Member"), the Affected Member shall give notice of the Change of Control to the other Members within ten (10) Business Days of the occurrence of the Change of Control.

                  (ii) Effect of a Change of Control on Board Approval Requirements. Upon the occurrence of a Change of Control, with respect to all matters requiring the unanimous approval of the Initial Members' Directors pursuant to Sections 6.2(b)(iii), 6.2(b)(iv) and 6.2(b)(v), the affirmative vote of the Director designees of the Affected Member shall not be required for a unanimous vote. The affirmative voting rights of the Affected Member's Board designees shall not be affected with respect to matters requiring a majority vote of either the entire Board or the Initial Members= Directors.

                                   ARTICLE VII

                        REPORTS AND FINANCIAL STATEMENTS

      Section 7.1 Reports and Financial Statements; Access.

            (a) Quarterly Financial Statements. As soon as practicable following the close of the first, second, third and fourth fiscal quarters of the Company, and in any event within thirty (30) days thereafter, commencing with the first full quarter of calendar year 2000 following the Effective Date, and so long as the Company (or any successor of the Company) is not a publicly traded entity, the Board shall cause to be furnished to each Qualifying Member quarterly unaudited consolidated financial statements for the Company prepared in accordance with GAAP (but without footnotes and subject to fiscal year-end audit adjustments and in a format reasonably acceptable to each of the Members), including (i) a balance sheet showing the Company's financial position as of the end of such fiscal quarter, (ii) supporting profit and loss statements and (iii) a statement of income, capital, retained earnings and cash flows for such fiscal quarter and setting forth a comparison of the actual result for such quarter and the fiscal year to date with budgeted amounts as set forth in the most recently approved Business Plan, together with a narrative explanation of the variances. Notwithstanding the foregoing, so long as the Company (or any successor of the Company) is not a publicly traded entity, within twelve

(12) Business Days (or such shorter period as may be reasonably requested by any Qualifying Member) after the close of the first, second, third and fourth fiscal quarters of the Company commencing with the third quarter of calendar year 2000, upon request of a Qualifying Member, the Board shall cause to be furnished to each Qualifying Member a summary-level statement of income of the Company for such fiscal quarter.

            (b) Annual Statements. As soon as practicable after the end of each fiscal year of the Company, and in any event within sixty (60) days after the end of each fiscal year of the Company commencing with fiscal year 2000, and so long as the Company (or any successor of the Company) is not a publicly traded entity, the Board shall cause to be furnished to each Qualifying Member consolidated financial statements with respect to such fiscal year for the Company, consisting of (i) a balance sheet showing the Company's financial position as of the end of such fiscal year, (ii) supporting profit and loss statements, and (iii) a statement of income, capital, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (other than with respect to the annual statement for fiscal year 2000) together with a comparison of such statements to the Business Plan for the most recently completed fiscal year. The annual financial statements shall be prepared in accordance with GAAP, and shall be audited in accordance with generally accepted auditing standards and certified by an independent firm of certified public accountants recommended by the Board and approved by the Members. The financial statements required to be delivered pursuant to this Section 7.1(b) also shall be accompanied by (A) a copy of the auditing firm's annual management letter to the Company, if any, and (B) a report certified by the Board describing the amount and purpose of any reserves of the Company (for contingencies or otherwise).

            (c) Accountant's Reports. Promptly upon receipt thereof, the Company shall furnish to each Qualifying Member copies of all other reports, if any, submitted to the Company by independent public accountants in connection with any annual or interim audit of the books of the Company and its subsidiaries made by such accountants.

            (d) Litigation Matters. Promptly upon the Company's learning thereof, the Company shall furnish to each Qualifying Member notice of the institution or resolution of any suit or administrative proceeding that could be reasonably expected to have a material adverse impact on the condition (financial or otherwise), properties, assets, operations, results of operations, business or rights of the Company or any of its subsidiaries.

            (e) Material Events. Promptly upon the Company's learning thereof, the Company shall furnish to each Qualifying Member notice of any event that has had, or could reasonably be expected to have, a material adverse impact on the condition (financial or otherwise), properties, assets, operations, results of operations, business or rights of the Company or any of its subsidiaries, including, without limitation, the threat of any material litigation or investigation with respect to the Company or any of its subsidiaries or any material disputes with customers.

            (f) Other Information. With reasonable promptness, and so long as the Company (or any successor of the Company) is not a publicly traded entity, the Board shall deliver to each Qualifying Member such other information and financial data concerning the Company as such Qualifying Member may reasonably request. The Company agrees to cooperate fully with any Qualifying Member in responding to any reasonable request for other information and financial data made by such Qualifying Member in order to meet in a timely manner such Qualifying Member's periodic reporting requirements under the Securities Exchange Act of 1934, as amended.

            (g) Access. Provided that such visits or inspections are not unduly burdensome or disruptive, the Company shall permit and cause each of its subsidiaries to permit each Qualifying Member and such persons as it may designate, at such Member's expense and upon reasonable prior notice, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accounts (and the Company hereby authorizes such accountants to discuss with such Members and such designees such affairs, finances and accounts).

                              ARTICLE VIII

                    TRANSFERS OF MEMBERSHIP INTERESTS

      Section 8.1 Transfers of Membership Interests.


            (a) Generally. No Member may at any time effect any Transfer, except as follows:

                        (i) a Member may effect any Transfer with the prior written consent of the other Members, which consent may be withheld by each other Member in its sole discretion;

                        (ii) a Member may effect a Disposition to any Affiliate of such Member, upon compliance with the provisions of Section 8.1(b) and Section 8.1(c) below;

                        (iii) a Member may pledge or otherwise encumber its
            Membership Interests under its debt arrangements; provided, that any pledgee or security holder which realizes on such pledge or encumbrance and becomes the holder of Membership Interests shall be a passive equity holder only, subject to the obligations of this Agreement (including under Section 5.1), but with no governance, voting or Board representation rights and no rights under Section 8.1(d) and 8.2;

                        (iv) at any time after the date that is two (2) years after the Effective Date, a Member may effect a Disposition to any Person (other than a Disposition to an Affiliate, which shall be governed by clause (ii) above), upon compliance with the provisions of Section 8.1(b) and Section 8.1(d) below;

                        (v) at any time after the date that is five (5) years
            after the Effective Date, a Member may effect a Disposition pursuant to Section 8.1(e); or

                        (vi) notwithstanding any other provision of this Agreement, but subject to any restrictions under Section 3.5(d), the Registration Rights Agreement or applicable law, a Member may effect a Disposition to any Person after the completion of a Company IPO.

            (b) Conditions and Restrictions on Certain Transfers. In the case of a Transfer permitted pursuant to Section 8.1(a)(ii) or 8.1(a)(iv), such Transfer shall be permitted only if:

                        (i) such Transfer will be accomplished in a non-public offering exempt from registration and qualification requirements of all applicable securities laws and regulations;

                        (ii) such Transfer will not result in the imposition of
            a transfer tax on the other Members or the Company, or result in a termination of the Company pursuant to the provisions of U.S. Tax Code section 708(b) (or any comparable provision of state, local, foreign or provincial tax law), unless such transfer tax or the consequences of such tax termination are indemnified against by the transferring Member (the "Transferor") or its transferee (the "Transferee") in a manner reasonably acceptable to the non-transferring Members; provided that the Members shall cooperate in good faith, at the request of the Member proposing the Transfer, to structure such Transfer in a manner that does not give rise to any such transfer tax or tax termination;

                                    (iii) such Transfer will not result in or
                        cause any material defaults under, any material breaches of any material obligations contained in, or any material failures of material conditions contained in, any agreements to which the Company is a party, which agreements, individually or in the aggregate, are material to the Business;

                                    (iv)  other than in connection with a
                        Transfer to another Member pursuant to Section 8.2(d), the Transferor effecting any such Transfer holds the non-transferring Members harmless from all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the non-transferring Members in order to complete the Transfer; and

                                    (v)   the Transferee in connection with a
                        Disposition shall have entered into a legally binding commitment in form and substance reasonably satisfactory to the non-transferring Members to be bound by this Agreement and the Operating Agreement from and after the date such Transferee becomes a Member.

                        (c) Dispositions to Affiliates. Any Disposition to an
            Affiliate shall be permitted only if (i) the Transferor has given ten (10) Business Days' prior written notice to the other Members identifying and providing relevant information about such Affiliate and (ii) the Transferor has complied with the applicable provisions of Section 8.1(b).

                        (d) Duty of First Offer.

                              (i) If any Member intends to offer (an "Offer") to
                        any Person other than an Affiliate of such Member all or part of such Member's Membership Interest (which part shall be at least twenty percent (20%) of such Member's initial Membership Interest), such Member (the "Prospective Seller") shall provide the other Members written notice of such Offer (an "Offer Notice"). The Offer Notice shall set forth the portion of the Prospective Seller's Membership Interests with respect to which the Prospective Seller intends to make such Offer (the "Offered Interests") and the price and other material terms upon which the Prospective Seller intends to sell the Offered Interests (the "Offer Price").

                        (ii) The receipt of an Offer Notice by the other Members from a Prospective Seller shall constitute an offer by such Prospective Seller to sell to each other Member the Offered Interests at the Offer Price. Such offer shall be open for 20 days after receipt of such Offer Notice by the other Members. During such 20-day period, each other Member shall have the right to accept such offer as to all but not less than all of its pro-rata portion of the Offered Interests (with such other Members having the option to purchase at the Offer Price all Membership Interests not purchased by the other Members) by giving a written notice of acceptance (the "Notice of Acceptance") to the Prospective Seller and a copy of the Notice of Acceptance to each other Member prior to the expiration of such 20day period (any other Member so accepting such offer being an "Accepting Party"). Any other Member's rejection of the Prospective Seller's offer shall only be binding if such other Member has written notice of each of the other Members' final decision to accept or reject the Prospective Seller's offer.

                        (iii) If the Accepting Parties have agreed, in the
            aggregate, to purchase all, but not less than all, of the Offered Interests, the consummation of any such purchase by and sale to each such Accepting Party shall take place on such date, not later than 30 days after receipt of the Notice of Acceptance received by the Prospective Seller, as such Accepting Party and the Prospective Seller shall select. Upon the consummation of such purchase and sale, the Prospective Seller shall (A) deliver to the Accepting Party written instruments of transfer with respect to the Offered Interest in form satisfactory to such Accepting Party duly executed by the Prospective Seller, and (B) shall assign all its rights under this Agreement and the Operating Agreement with respect to the Offered Interest purchased and sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

                        (iv) If the other Members do not elect to purchase all of the Membership Interests offered by the Prospective Seller during the 20-day offer period, then the Prospective Seller shall have a 120-day period (the "Sale Period") following the 20-day offer period to enter into a binding agreement to sell all such Membership Interests to a third party (a "Third Party Purchaser") at a price at or higher than the Offer Price. If the Prospective Seller enters into a binding agreement to sell such Membership Interests to a Third Party Purchaser during the Sale Period, the Prospective Seller thereafter shall have an additional 60-day period following the execution of such binding agreement to close such sale.

                        (v) In the event that each other Member shall have
            received an Offer Notice from a Prospective Seller but the Prospective Seller shall have received a Notice of Acceptance from only one Accepting Party, the other Member which has elected not to purchase its pro rata share of the Offered Interests from the Prospective Seller may elect within 20 days after its receipt of a copy of the Notice of Acceptance to sell a pro rata portion of its Membership Interests at the Offer Price to the Accepting Party. Such sale by such other Member shall ratably reduce the Offered Interests to be sold to the Accepting Party by the Prospective Seller.

                        (vi) Anything in this Section 8.1(d) to the contrary
            notwithstanding, the provisions of this Section 8.1(d) will not be applicable to Transfers of Membership Interests made pursuant to and in compliance with Section 8.1(e).

                (e) Drag-Along Rights.

                        (i) Following the fifth anniversary of the Effective
            Date, if Members holding greater than fifty percent (50%) of the outstanding Membership Interests (the "Controlling Members") shall propose to sell, directly or indirectly, all of their Membership Interests in the Company (the "Controlling Interest"), in any transaction or series of related transactions, to any Person or Persons (a "Drag-Along Offer"), the Controlling Members may, at their option, require each of the other Members (the "Non-Controlling Members") to sell all of the Membership Interests owned or held by the Non-Controlling Members to such Person or Persons for the same pro-rata consideration (based on such Member's Membership Interests in the Company, assuming the conversion or exercise of all outstanding options, warrants or other convertible securities) and otherwise on the same terms and conditions upon which the Controlling Mem-bers sell their Membership Interests (a "Drag-Along Sale"). In the Drag-Along Sale, all Members holding securities convertible into Membership Interests shall either (A) exercise such securities prior to the consummation of the Drag-Along Sale and participate in such sale as Members holding such Membership Interests or (B) upon the consummation of the Drag-Along Sale, receive in exchange for such securities consideration equal to the amount determined by multiplying (1) the same pro-rata consideration (based on such Member's Membership Interests in the Company) received by the Members in connection with the Drag-Along Sale less the exercise price per percentage of the outstanding Membership Interests by (2) the percentage of Membership Interests represented by such rights.

                        (ii) The Controlling Members shall provide a written
            notice (the "Sale Notice") of the Drag-Along Sale to each of the Non-Controlling Members not later than the twentieth Business Day prior to the proposed consummation of the sale contemplated by the Drag-Along Offer. The Sale Notice shall contain written notice of the exercise of the Controlling Members' rights pursuant to this
            Section 8.1(e), setting forth the consideration to be paid by such Person or Persons and the other material terms and conditions of the Drag-Along Offer. Within fifteen (15) Business Days following the date the Sale Notice is given, each of the Non-Controlling Members shall deliver to the Controlling Members (A) written instruments of transfer in form reasonably satisfactory to the Controlling Members executed by the Non-Controlling Member, and (B) such other documents, certificates, resolutions, or other instruments as may be reasonably necessary to sell or otherwise dispose of such Membership Interest pursuant to the terms of the Drag-Along Offer. Each Non-Controlling Member shall consent to and raise no objections to the Drag-Along Sale and, upon request by the Controlling Members, shall waive any appraisal or dissenters' rights in respect of such Drag-Along Sale, and take all other actions reasonably necessary or desirable to cause the consummation of such Drag-Along Sale on the terms proposed by the Controlling Members, including, without limitation, (i) if the Drag-Along Sale is structured as a sale of Membership Interests, each Non-Controlling Member will sell all of its Membership Interests and rights to acquire Membership Interests on the terms and conditions approved by the Controlling Members,
            (ii) if the Drag-Along Sale is structured as a merger or consolidation, each Non-Controlling Member will vote in favor thereof and will not exercise any dissenters' rights of appraisal it may have under any applicable law and (iii) if the Drag-Along Sale is structured as a sale of all or substantially all of the assets of the Company, each Non-Controlling Member will vote in favor thereof and, if applicable, will vote in favor of the subsequent dissolution and liquidation of the Company.

                        (iii) Promptly after the consummation of the sale of the
            Membership Interests of the Controlling Members and the Non-Controlling Members to such Person or Persons pursuant to the Drag-Along Offer, the Controlling Members shall remit to each of the Non-Controlling Members the pro rata portion of the total sales price attributable to the Membership Interests of such Non-Controlling Members sold pursuant thereto less a pro-rata portion of the reasonable out-of-pocket costs and expenses (including reasonable attorneys= fees) incurred by the Controlling Members in connection with such sale.

                        (iv) If, at the end of the 75day period following the giving of the Sale Notice, the Controlling Members shall not have completed the sale of all the Controlling Interest and the Membership Interests transferred to the Controlling Members pursuant to Section 8.1(e)(ii), the Controlling Members shall return to the Non-Controlling Members the documents delivered to the Controlling Members pursuant to Section 8.1(e)(ii)(A) and 8.1(e)(ii)(B).

                        (v) Except as expressly provided in this Section 8.1(e), the Controlling Members shall have no obligation to any Non-Controlling Member with respect to the sale or other disposition of any Membership Interests owned by such Non-Controlling Member in connection with this Section 8.1(e). Anything herein to the contrary notwithstanding, the Controlling Members shall have no obligation to any Non-Controlling Member to sell or otherwise dispose of any Controlling Interest pursuant to this Section 8.1(e) or as a result of any decision by the Controlling Members not to accept or consummate any Drag-Along Offer or sale with respect to the Controlling Interest (it being understood that any and all such decisions shall be made by each of the Controlling Members in its sole discretion). No Non-Controlling Member shall be entitled to make any Transfer of Membership Interests directly to any Person pursuant to an Offer (it being understood that all such Transfers shall be made only on the terms and pursuant to the procedures set forth in this Section 8.1(e)).

            Nothing in this Section 8.1(e) shall affect any of the obligations of any of the Members under any other provision of this Agreement.

                        (vi) No Non-Controlling Member shall be required to make any representations and warranties to any Person or Persons in connection with the sale made pursuant to the Drag-Along Offer except as to (A) good title and the absence of liens with respect to such Non-Controlling Member's Membership Interests, (B) the corporate or other existence of such Non-Controlling Member and (C) the authority for and the validity and binding effect of, and absence of any conflicts under the charter documents and materials agreements of, such Non-Controlling Member as to, any agreements entered into by such Non-Controlling Member in connection with such sale. Each Member shall be obligated to agree to join in any indemnification to which the Controlling Members agree on the same terms as agreed to by the Controlling Members; provided, that the liability of any Non-Controlling Member with respect to such indemnification shall not exceed the amount of the net proceeds from such Drag-Along Sale.

                        (vii) Anything in this Section 8.1(e) to the contrary
            notwithstanding, the provisions of this Section 8.1(e) shall not be applicable (A) to any sale of Membership Interests pursuant to a Company IPO or (B) at any time after a Company IPO.

            Section 8.2 Preemptive Rights.

            (a) Except as otherwise provided in Section 8.2(c), if the Company authorizes the offer or sale to any Person of membership interests or other equity securities in the Company ("New Interests") or of options or rights to acquire New Interests ("New Rights"), then the Company will first offer to each Initial Member a fraction (equal to such Initial Member's Membership Interest in the Company) of such New Interests or New Rights. Each Initial Member shall be entitled to purchase all or a portion of the New Interests or New Rights offered to it at the same price and on the same terms and conditions as such New Interests or New Rights are to be offered to any other Persons. Each Initial Member must exercise its purchase rights hereunder within 20 days after written notice from the Company describing in reasonable detail the New Interests or New Rights being offered, the purchase price thereof, the payment terms thereof and such Initial Member's percentage allotment.

            (b) During the 120 days following the expiration of the offering period described above, the Company shall be free to sell any New Interests or New Rights that the Initial Members have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to the Initial Members. If any New Interests or New Rights are not sold during such 120-day period in accordance with this Section 8.2(b), then the provisions of this Section 8.2 shall automatically and immediately be reinstated, and shall automatically and immediately reapply to the offer or sale of such New Interests or New Rights.

            (c) The provisions of this Section 8.2 shall not apply to (i) the issuance and sale, in accordance with Section 5.4, to employees, officers or managers of the Company of New Interests or New Rights representing up to fifteen percent (15%) of the outstanding Membership Interests in the Company as of the Effective Date, (ii) the issuance and sale of New Interests in an initial public offering of equity interests in the Company (or any successor to the Company) registered under the Securities Act, (iii) the issuance and sale of New Interests to one or more Investors in financings prior to a Company IPO in an aggregate amount equal to up to ten percent (10%) of the fully diluted outstanding membership interests in the Company (or any successor to the Company) or (iv) the issuance or sale of any New Interests or New Rights in an equity-for-equity acquisition. The provisions of this Section 8.2 shall terminate upon a Company IPO.

            (d) The rights of a Member under this Section 8.2 may be waived in writing in any specific instance by any Member.

      Section 8.3 Other Transfer Matters.

            (a) Member Consent to Transfers. Upon request of any Member effecting a Transfer permitted by and in compliance with the provisions of
Section 8.1, the other Members shall execute a written consent in form and substance reasonably satisfactory to such other Members, admitting the Transferee as a member of the Company, entitled to all the privileges and subject to all the obligations of this Agreement and the Operating Agreement approving such permitted Transfer. The Members acknowledge that an award of damages for failure to comply with the foregoing covenant would not be an adequate remedy for the Member attempting to effect a permitted Transfer, and accordingly expressly authorize such Member to bring an action against the non-transferring Members to compel the specific performance by such non-transferring Members of their obligations to execute a written consent as to such permitted Transfer.

            (b) Prohibited Transfers. Any purported Transfer that is not made in accordance with this Article VIII shall be null and void ab initio.

                                   ARTICLE IX

                              TERM AND TERMINATION

      Section 9.1 No Termination of Company. Except as expressly provided in this Agreement, no Member shall or shall seek to dissolve, terminate or liquidate the Company, and no Member shall petition a court for the partition, dissolution, termination or liquidation of the Company or its property. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain an action to partition Company property or to compel any sale or transfer thereof.

      Section 9.2 Term and Termination of Agreement. This Agreement shall continue in full force and effect until the earliest to occur of (a) termination by unanimous written consent of the Members, (b) the date on which all Membership Interests are held by a single Person, (c) the final dissolution and completion of winding up of the Company in accordance with this Agreement and the Operating Agreement, or (d) a Company IPO; provided that this Agreement shall continue in force thereafter solely with respect to 4.4, 10.1, 10.4 and
10.6. The Company shall dissolve and commence winding up upon the earliest to occur of (a) the unanimous written consent of the Members and (b) the happening of any event that makes it unlawful or impossible to carry on the Business.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      Section 10.1 Notices. Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy, and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier, telegram or certified mail (return receipt requested), to the other parties at the addresses set forth below:

      If to the Company:

            ChoiceParts, LLC

            25 Northwest Point
            Elk Grove Village, Illinois  60007
            Facsimile: (253) 390-9121
            Attention: Chief Executive Officer

      If to ADP:

            c/o ADP, Inc.
            1950 Hassell Road
            Hoffman Estates, Illinois 60195
            Facsimile:  (847) 781-9873
            Attention:  Group President

            with a copy to:

            ADP, Inc.
            One ADP Boulevard
            Roseland, NJ  07068
            Facsimile:  (973) 974-3399
            Attention:  General Counsel

      If to CCC:

            CCC Information Services, Inc.
            World Trade Center Chicago
            444 Merchandise Mart
            Chicago, IL  60654
            Facsimile:  (312) 527-5888
            Attention:  General Counsel

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom (Illinois)
            333 West Wacker Drive, Suite 2100
            Chicago, IL  60606
            Facsimile:  (312) 407-0411
            Attention:  Peter C. Krupp, Esq.

      If to Reynolds:

            The Reynolds and Reynolds Company
            115 South Ludlow Street
            Dayton, OH  45402
            Facsimile:  (937) 485-4123
            Attention:  General Counsel

            with a copy to:

            Shearman & Sterling
            555 California Street, Suite 2000
            San Francisco, CA  94104-1522
            Facsimile:  (415) 616-1199
            Attention:  Christopher D. Dillon, Esq.

      Each party may change the place to which notice shall be sent or delivered or specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received: (a) if sent by hand, overnight courier or telegram, the date when duly delivered at the address of the recipient; (b) if sent by certified mail, the date of the return receipt; or (c) if sent by telecopy, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telecopy was sent indicating that the telecopy was sent in its entirety to the recipient's telecopy number.

      Section 10.2 Disclaimer of Agency. This Agreement does not create any relationship beyond the scope set forth herein, and except as otherwise expressly provided herein or in the Operating Agreement, this Agreement shall not constitute any of the Members or the Company the legal representative or agent of any other, nor shall any Member or the Company have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Member or the Company, as applicable.

      Section 10.3 Amendment. Any amendment, modification or supplement of or to this Agreement or the Operating Agreement shall require the written consent of each Initial Member; provided, however, that the Initial Members shall promptly consent to amendments to this Agreement or the Operating Agreement in furtherance of the transactions contemplated hereby, including, without limitation, those that reflect (A) the consummation of a Reorganization pursuant to Section 3.6, (B) changes in the rights of the Members in accordance with Section 5.5(b) pursuant to the admission of an Investor, (C) changes in the relative interests of the Members in the Company upon the consummation of a transfer of Membership Interests permitted pursuant to Section 8.1 or (D) changes in the relative interests of the Members in the Company upon the consummation of a sale of New Interests or New Rights pursuant to Section 8.2.

      Section 10.4 Waiver of Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, no Member or any Affiliate thereof shall be liable to any other Member or to the Company or to their respective Affiliates under this Agreement or the Operating Agreement for consequential, incidental, special, indirect or punitive damages of any nature, including lost profits or revenues, the cost of capital or lost business opportunity. The Members intend that the waivers and disclaimers of liability, releases from liability, and limitations and apportionments of liability expressed herein shall apply, whether in contract or in tort, even in the event of the application of strict liability or in the event of the fault or negligence (in whole or in part) of or breach of contract by a Member or its Affiliate released or whose liability is waived, disclaimed, limited, apportioned or fixed, and shall extend to such Member's Affiliates and its and their constituent partners, shareholders, directors, officers, employees, representatives and agents. The Members also intend and agree that such provisions shall continue in full force and effect notwithstanding the termination, suspension, cancellation or rescission of this Agreement or the Operating Agreement or the dissolution and termination of the Company.

      Section 10.5 Names and Marks. No Member Group shall have any right to use any name, trade name, trademark, service mark or other description (a) of any other Member Group without the prior written consent of such other Member or its Affiliates, as applicable or (b) of the Company without the prior written consent of the other Members, and nothing contained in this Agreement shall be construed to grant or confer any such consent. The Company shall not have any right to use any name, trade name, trademark, service mark or other description of any of the Member Groups without the prior written consent of the affected Member Group.

      Section 10.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE PRINCIPLES AND POLICIES OF CONFLICTS OF LAW OF SUCH STATE.

      Section 10.7 Counterparts. The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all the parties, and each counterpart shall be deemed an original instrument as against any party hereto who has signed it.

      Section 10.8 Binding Effect. This Agreement shall be binding on all successors and assigns of the parties and inure to the benefit of the respective successors and permitted assigns of the parties, except to the extent of any express contrary provision in this Agreement.

      Section 10.9 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in full force and effect, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination that any provision of this Agreement is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      Section 10.10 Captions. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

      Section 10.11 Entire Agreement. This Agreement, the Operating Agreement, and any agreement, document or schedule attached hereto or thereto or referred to herein or therein, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

      Section 10.12 No Rights in Third Parties. The provisions of this Agreement are for the exclusive benefit of the parties and their respective successors and permitted assigns. This Agreement is not intended to benefit or create rights in any other Person, including any liquidator, trustee or creditor acting on behalf of the Company. No such creditor or any other Person shall have any rights under this Agreement (or any other Agreement to which the Members are parties), including rights with respect to enforcing the payment of capital contributions, unless specifically set forth herein or therein.

      Section 10.13 No Title to Company Property. All property owned by the Company, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest or title in such property except indirectly through such Member's ownership of Membership Interests.

      Section 10.14 Further Assurances. Each of the Members agrees to, and to cause its Affiliates to, promptly take such further actions and execute and deliver such further documents (including, without limitation, amendments to this Agreement, the Operating Agreement and the Registration Rights Agreement) as are reasonably necessary or expedient or as may reasonably be requested by the other Members, in each case, to effect (i) the transactions contemplated by this Agreement, the Operating Agreement and the Registration Rights Agreement and (ii) actions taken by the Board which are consistent with the terms and provisions of this Agreement and the Operating Agreement.

      Section 10.15 No Waiver. Any failure of a party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce any and each such provision.

      Section 10.16 Consent to Jurisdiction. Without limiting the provisions of
Article X hereof, the parties agree that any legal proceeding by or against any party or with respect to or arising out of this Agreement may be brought in or removed to the United States District Court for the Southern District of New York or the courts of the State of New York, in The City of New York, as the party or parties instituting such legal action or proceeding may elect. By execution and delivery of this Agreement, each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom. The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the such Member at the address specific in Section 10.1.

      Any such service of process shall be effective five (5) Business Days after mailing, or, if hand-delivered, upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party is entitled pursuant to any final judgment of any court having jurisdiction.

      Section 10.17 Waiver of Trial By Jury. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

      Section 10.18 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Southern District of New York or the courts of the State of New York, in The City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

              [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Members' Agreement as of the date first written above.

                                    CHOICEPARTS, LLC


                                    By: /s/ Peter J. Largen
                                       ---------------------------------
                                       Name: Peter J. Largen
                                       Title: Vice President


                                    ADP, INC.


                                    By: /s/ S. Michael Martone
                                       ---------------------------------
                                       Name: S. Michael Martone
                                       Title: President, Dealer Services Group


                                    CCC INFORMATION SERVICES, INC.


                                    By: /s/ Githesh Ramamurthy
                                       ---------------------------------
                                       Name: Githesh Ramamurthy
                                       Title: President & CEO


                                    THE REYNOLDS AND REYNOLDS COMPANY


                                    By: /s/ Thomas W. Baird
                                       ---------------------------------
                                       Name: Thomas W. Baird
                                       Title: Vice President

                                                                    Exhibit A to

                                                              Members' Agreement

                           PRIVATE ISSUANCE GUIDELINES

      The Members will seek strategic and financial partners who can provide the Company with one or more of the following benefits: (i) expertise in the Internet business-to-business environment, (ii) strategic relationships in the auto parts procurement market, or (iii) enhanced ability to recruit high caliber senior executives and employees. Examples of such financial partners include, but are not limited to, Kleiner Perkins Caufield & Byers, General Atlantic Partners, Sequoia Partners, Greylock Capital, Benchmark Capital, ICG and CMGI. Examples of such strategic partners include, but are not limited to: (w) car buying services such as Carpoint, Carsdirect.com, autobytel and Microsoft, (x) OEM manufacturers such as Ford, Chrysler and General Motors, (y) other parts manufacturers and/or wholesalers/distributors and (z) other parts supply chain constituents including insurance companies and/or data providers (such as Bell & Howell).

      For clarity, the names listed above are intended as examples only and shall not be construed to constrain the ability of a majority of the Board to determine the specific identity of any additional investor, pursuant to the terms of this Agreement; provided, that such investors are deemed by such a majority to be consistent with the guidelines above.


                                       1